Exhibit 10.1

January 20, 2006

Forest City Enterprises, Inc. 1100 Terminal Tower 50 Public Square Cleveland, Ohio 44114 Attn: Thomas G. Smith, Senior Vice President Chief Financial Officer and Secretary	Forest City Rental Properties Corporation 1100 Terminal Tower 50 Public Square Cleveland, Ohio 44114 Attn: Thomas G. Smith, Vice President and Assistant Secretary

Reference is hereby made to (1) the Credit Agreement dated as of March 22, 2004, by and among Forest City Rental Properties Corporation (the “Company”), the lending institutions from time to time party thereto (the “Banks”), KeyBank National Association, as Administrative Agent (the “Administrative Agent”) and National City Bank, as Syndication Agent (the “Syndication Agent” and, together with the Administrative Agent, the “Agents”)(as amended to the date hereof, the “Credit Agreement”) and (2) the Guaranty of Payment of Debt dated as of March 22, 2004, issued by Forest City Enterprises, Inc. (the “Parent”) in favor of the Banks and the Agents (as amended to the date hereof, the “Guaranty”). Defined terms used herein but not defined herein shall have the respective meanings given to them in the Credit Agreement.

The Parent and certain of its Subsidiaries are involved in a major development project in Brooklyn, New York that will include, among other things, a new arena for the New Jersey Nets basketball team, commercial office space, retail space and residential space (collectively, the “Atlantic Rail Yards Project”). We understand certain facts and circumstances with regard to the Atlantic Rail Yards Project to be as follows: In connection with the acquisition of certain property owned by the Metropolitan Transit Authority for the State of New York (the “MTA”) and required for the Atlantic Rail Yards Project (the “MTA Property”), one of the Parent’s Subsidiaries, Atlantic Rail Yards, LLC (“ARY”) will need to enter the MTA Property in order to obtain a Phase II due diligence environmental report. The MTA is willing to grant ARY access to the MTA Property subject to, and in accordance with, the terms and conditions of a certain Temporary Entry License between the MTA (and an affiliate) and ARY (the “License Agreement”). Pursuant to the terms of the License Agreement, a form of which the Parent has provided to each of the Banks, ARY must provide financial security to the MTA to secure its obligations under the License Agreement. Such financial security is to be in the form of a $20 million letter of credit (the “MTA Letter of Credit”) and a guaranty from the Parent in favor of the MTA up to a maximum amount of $40 million (the “MTA Guaranty”). A form of the MTA Guaranty also has been provided to each of the Banks.

Section 3.01(a) of the Credit Agreement limits the amount of letters of credit that may be issued and outstanding at any time to the aggregate amount of $60,000,000, minus the aggregate amount of all then outstanding Surety Bonds. The Company has requested an increase in this limit to $100,000,000. Section 9.12 of the Guaranty prohibits any Restricted Company from being a guarantor of any kind, subject to certain exceptions that are not applicable to the current circumstances. The consent of the Required Banks is required for an increase in the letter of credit limit from $60,000,000 to $100,000,000 and to permit the Guarantor to enter into and perform its obligations under the MTA Guaranty.

Based on the form of the License Agreement and MTA Guaranty provided to the Agents and the Banks, and the representations made by the Company and the Parent to the Agents and the Banks with regard to the Atlantic Rail Yards Project, the Agents and the Banks hereby agree as follows:

1. Section 3.01(a) of the Credit Agreement shall be amended by deleting the amount of “$60,000,000” contained therein and replacing it with the amount of “$100,000,000”, but leaving it the same in all other respects.

2. The Parent is hereby permitted to execute and deliver, and perform its obligations under, the MTA Guaranty, provided, that:

a. the Parent will not enter into or agree to enter into any amendment, supplement or other modification to the form of MTA Guaranty provided to the Banks that, in the opinion of the Agent, is materially adverse to the interests of the Banks, including, without limitation, that would increase the maximum amount of liability under the MTA Guaranty above $40,000,000; and

b. so long as the MTA Guaranty is outstanding and in full force and effect, the Parent shall maintain or cause to be maintained with a reputable insurer, an environmental liability insurance policy with respect to the MTA Property, with a self-insured retention of not more than $28,000,000 and a limit of coverage of not less than $12,000,000, that will cover any remediation that may be required with respect to the MTA Property.

Other than as expressly set forth herein, this letter shall not constitute a waiver of (i) any term, provision, condition or requirement of the Credit Agreement, the Guaranty or any Related Writing, (ii) any Event of Default (as defined in the Guaranty or the Credit Agreement, as applicable) in existence on the date of this consent letter or hereafter arising or (iii) any rights or remedies that the Agents or the Banks have under the Credit Agreement, the Guaranty, the Related Writings or applicable law.

Very truly yours,

KEYBANK NATIONAL ASSOCIATION, Individually and as Administrative Agent By: /s/ Joshua K. Mayers	NATIONAL CITY BANK, Individually and as Syndication Agent By: /s/ Ronald J. Majka

Title: Assistant Vice President	Title: Senior Vice President

THE HUNTINGTON NATIONAL BANK By: /s/ A. Geraldi Perry	COMERICA BANK By: /s/ Charles Weddell

Title: Vice President	Title: Vice President

FIRST MERIT BANK By: /s/ John F. Neumann	U.S. BANK NATIONAL ASSOCIATION By: /s/ Megan McBride

Title: Senior Vice President	Title: Senior Vice President

LASALLE BANK NATIONAL ASSOCIATION By: /s/ Marilyn Tomfohrde	MANUFACTURERS AND TRADERS TRUST COMPANY By: /s/ Brian D. Beitz

Title: Senior Vice President	Title: Vice President

FIFTH THIRD BANK By: /s/ Roy Lanctot	BANK OF AMERICA, N.A. By: /s/ James J. Magaldi

Title: Vice President	Title: Senior Vice President

CALYON NEW YORK BRANCH
By: ________________________________	BANK OF MONTREAL
Title: ___________________________	By: /s/ Virginia Neale
By: ________________________________
Title: ____________________________	Title: Vice President
CHARTER ONE BANK, N.A.
By: /s/ Michael Kauffman
Title: Vice President

The undersigned, the      Thomas G. Smith     , of Forest City Rental Properties Corporation, hereby agrees on behalf of Forest City Rental Properties Corporation to the terms and conditions set forth in the foregoing consent letter and agrees to be bound thereby.

Dated: January 20, 2006	Forest City Rental Properties Corporation

By: _/s/ THOMAS G. SMITH

Name: _Thomas G. Smith
Its:      Vice President and
Assistant Secretary
The undersigned, the      Thomas G. Smith     , of Forest City Enterprises, Inc., hereby agrees on behalf of Forest City Enterprises, Inc. (1) to the terms and conditions set forth in the foregoing consent letter and agrees to be bound thereby, (2) that it acknowledges and consents to the amendment to the Credit Agreement set forth in paragraph number 1 above and (3) that the Guaranty remains in full force and effect.

Dated: January 20, 2006	Forest City Enterprises, Inc.

By: _/s/ THOMAS G. SMITH

Name: _Thomas G. Smith
Its:      Chief Financial Officer,
Executive Vice President
and Secretary